UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 26, 2024

Serina Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-38519	82-1436829
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

601 Genome Way, Suite 2001

Huntsville, Alabama 35806

(Address of principal executive offices)

(256) 327-9630

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SER	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement

On November 26, 2024, Serina Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an agreement (the “Agreement”) with Juvenescence Limited and JuvVentures (UK) Limited (including its successors and assigns, “Juvenescence”) pursuant to which Juvenescence purchased shares of the Company’s common stock, $0.0001 par value (the “Common Stock”) and warrants to purchase Common Stock for cash and the surrender by Juvenescence of certain previously issued warrants. The Agreement also provided for certain amendments to that certain Letter Agreement, dated August 29, 2023, between the Company and Juvenescence (the “Letter Agreement”), as described below.

Purchase and Sale of Common Stock and Incentive Warrants

Pursuant to the Agreement, Juvenescence agreed to purchase from the Company 1,000,000 shares of Common Stock at the purchase price of $10.00 per share, for an aggregate amount of $10 million in two tranches as described below, along with warrants to purchase an additional 755,728 shares of Common Stock at an exercise price of $18.00 per share (the “Replacement Incentive Warrants”). The Replacement Incentive Warrants expire on March 26, 2028, and have substantially the same terms and conditions as the surrendered Incentive Warrants (as defined below).

The closing on the first tranche of 500,000 shares of Common Stock for an aggregate of $5 million occurred on November 27, 2024. In connection with the first tranche closing, Juvenescence pledged 122,136 shares of Common Stock to the Company as security for the closing of the second tranche. If the second tranche closing does not occur on or before January 31, 2025, due to Juvenescence’s failure to comply with the terms of the Agreement, then the pledged shares will be transferred to the Company.

Under the Agreement, Juvenescence also agreed to purchase the second tranche of 500,000 shares of Common Stock and the corresponding Replacement Incentive Warrants for a second aggregate payment of $5 million.

The Agreement requires that the Company file a registration statement on or before April 2, 2025, to register Juvenescence’s resale of the shares issued pursuant to the Agreement and upon the exercise of the Replacement Warrants.

Surrender of Post-Merger Warrants

In consideration for the Agreement, Juvenescence surrendered to the Company 755,728 warrants (the “Post-Merger Warrants”) issued to Juvenescence pursuant to that certain warrant agreement, dated March 19, 2024, by and between the Company and Equiniti Trust Company, LLC (the “Warrant Agreement”), including all underlying Incentive Warrants (as defined in the Warrant Agreement) issuable upon exercise thereof. Upon surrender, the Company cancelled of the surrendered Post-Merger and Incentive Warrants.

Amendment to Letter Agreement

The stock purchases by Juvenescence under the Agreement are in lieu of future required exercises by Juvenescence of the Post-Merger Warrants pursuant to the Letter Agreement, which would have resulted in similar proceeds to the Company but at later dates. Accordingly, the Letter Agreement was amended to delete the requirements for Juvenescence to exercise the Post-Merger Warrants in Section 2 of the Letter Agreement.

Relationships between the Company and Juvenescence

Juvenescence is the largest holder of the Company’s Common Stock and, under the Letter Agreement, has appointed Greg Bailey and Richard Marshall as its designees to the Company’s Board of Directors. Additional information about the relationships among the Company, Juvenescence, and Messrs. Bailey and Marshall is described under note 4, Related Party Transactions, in the Notes to Condensed Consolidated Interim Financial Statements in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, which description is hereby incorporated by reference.

Because of the relationships among the Company, Juvenescence, and Messrs. Bailey and Marshall, in considering the Agreement, the Company’s Board of Directors established and delegated to a special committee comprised solely of independent and disinterested directors (the “Special Committee”) the power and authority to evaluate, negotiate and approve, or decline to approve, the Agreement and the related transactions. On November 26, 2024, the Special Committee approved the execution and delivery by the Company of the Agreement and the related transactions, including for purposes of the Company’s Related Person Transaction Policy.

Item 3.02	Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 3.02. The shares of Common Stock issued under the Agreement were, and the shares of Common Stock issuable under the Agreement and upon exercise of the Replacement Incentive Warrants will be, issued pursuant to the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D as promulgated by the SEC under the Securities Act.

Item 8.01	Other Events

On December 2, 2024, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto and incorporated by reference into this Item 8.01, announcing that the Company had entered into the Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated December 2, 2024, issued by Serina Therapeutics, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERINA THERAPEUTICS, INC.

Date: December 2, 2024	By:	/s/ Steve Ledger
Chief Executive Officer